SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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SERVIDYNE, INC.

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[Excerpt from Servidyne Newsletter]
Welcome to the summer edition of the Servidyne newsletter. We are especially excited to be sharing with you news that Servidyne will be joining forces with Scientific Conservation Inc.(SCI) later this year, pending shareholder and regulatory approval. Click Here for additional information on the merger and where to find it.
Servidyne is a recognized market leader in energy efficiency and demand response services including retro-commissioning; Energy Star and LEED certification; preventive maintenance and rapid request services; manual and automated demand response; energy auditing; and the design, development, implementation, measurement and verification of capital projects that reduce energy consumption and generate attractive returns on investment. For some time, we have been looking to expand our technology offerings in the areas of predictive maintenance, diagnostics and analytics, fault detection, and continuous commissioning of buildings. SCI is the clear industry leader in all of these areas.
We believe the solutions offered by both companies are highly complementary. In addition, we share a mutual vision of using the combination of applied engineering expertise and technology to achieve energy and operating cost improvements, environmental impact reductions, and increased occupant satisfaction in existing buildings. We look forward to continuing the services we currently provide to you and accelerating the development and introduction of new solution offerings around energy efficiency, demand response, building diagnostics and analytics, and smart grid optimization in existing buildings.
Finally, we have included an article (written by yours truly) entitled Five Hurdles to Broadening Demand Response Programs (And How to Overcome Them), as featured in this month’s POWERGRID International magazine, along with some timely information on demand response as we have entered the 2011 summer demand response season.
Thanks and happy reading!
George Plattenburg
Sr. Vice President, Sales & Marketing

ADDITIONAL INFORMATION ON THE MERGER AND WHERE TO FIND IT
This communication does not constitute a solicitation of any vote or approval. In connection with the proposed merger, Servidyne, Inc. will file a proxy statement with the SEC, and deliver the definitive proxy statement to its shareholders. Servidyne shareholders are urged to read the proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information about the merger. The proxy statement and other documents Servidyne files with the SEC will be available free of charge at the SEC’s web site (www.sec.gov) or from Servidyne’s website (www.servidyne.com) under the tab “Investor Relations” and then under the heading “All SEC Filings”. Free copies of Servidyne’s filings also may be obtained by directing a request to investorrelations@servidyne.com.
Servidyne and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Servidyne’s shareholders with respect to the proposed transaction. Information about the directors and executive officers of Servidyne is included in its definitive proxy statement for its 2010 annual meeting of shareholders filed with the SEC on July 28, 2010. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other documents to be filed with the SEC in connection with the proposed merger.
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this communication, including without limitation, statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “plan,” “project,” “forecast,” “should,” and words of similar import, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements included in this communication include, without limitation, statements regarding the expected closing of the proposed transaction, which projections are subject to the risk of nonsatisfaction of closing conditions, among other risks. Forward-looking statements involve known and unknown risks, uncertainties, and other matters which may cause the actual results, performance, or achievements of Servidyne to be materially different from any future results, performance, or uncertainties expressed or implied by such forward-looking statements. Factors affecting forward-looking statements in this release include, without limitation, the factors identified under the caption “Risk Factors” in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2011, as such factors may be updated from time to time by subsequent Servidyne SEC reports. Servidyne does not undertake to update these forward-looking statements.